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RCN
The live Wire of
Communications
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                                                     105 Carnegie Center
                                                     Princeton, NJ 08540


Contact: Kevin Kuryla, RCN Investor Relations, (609) 720-5863
                  Nancy Bavec, RCN Public Relations, (609) 734-3772


     RCN TO RECEIVE $245 MILLION FOR NON-STRATEGIC NEW JERSEY CABLE SYSTEMS


PRINCETON, NJ -August 27, 2002--RCN Corporation (Nasdaq: RCNC) announced today that it has reached a definitive agreement to sell the New Jersey cable systems it inherited on Oct. 1, 1997 from its spinout from the former C-TEC Corporation, for $245 million in cash to private equity firm Spectrum Equity Investors and long-time cable entrepreneur Steve Simmons. The New Jersey systems are among the few cable systems that RCN did not build itself and that RCN operates outside a major metropolitan market.

"Because the RCN business plan was founded on building our own network in major metropolitan markets and bundling phone, high-speed Internet and cable TV, Central New Jersey's systems--which were built years ago by others--were not a core part of our strategy," said RCN Chairman and CEO David C. McCourt. "The sale makes very sound strategic sense for RCN. Although a great market and cable property, Central New Jersey wasn't critical to our overall plan, and we can use the nearly quarter of a billion dollars in proceeds from the sale to accelerate our growth in other markets."

In addition to these proceeds, RCN currently has almost half a billion dollars in cash on hand and future access to a $187 million line of credit under certain conditions.

Today, RCN operates in seven of the most densely populated markets in the country, where it averages $71 of revenue and 1.9 services per customer. For RCN customers who take its bundled product ResiLink(SM), the average revenue per customer rises to approximately $130 monthly, with 3.3 average services per customer. In comparison, the Central New Jersey customer generates an average of $55 of monthly revenue and less than 1.2 services per customer, which is good by traditional cable standards.

RCN inherited the incumbent systems in central New Jersey at the time it was spun off from C-TEC. On October 1, 1997, C-TEC Corp. executed a complex transaction that delivered to all C-TEC shareholders shares in three separate public companies: RCN (Nasdaq: RCNC), Cable Michigan, Inc. (formerly Nasdaq:
CABL) and Commonwealth Telephone (Nasdaq: CTCO; $40 as of close yesterday).

RCN is selling its Central New Jersey cable systems and its approximately 80,000 subscribers to Spectrum Equity Investors, a highly regarded private equity firm specializing in media and communications industry investments, and long-time cable entrepreneur Steve Simmons. Upon closing, the operation will be managed and partly owned by Simmons, who will serve as Chairman and CEO of the new company, which will be known as Patriot Media & Communications. Simmons is an experienced cable operator with an outstanding reputation for customer service. He has owned and operated more than 50 cable systems serving approximately 350,000 subscribers in 20 states.

Patriot is committed to completing the remainder of the rebuild of the Central New Jersey systems, estimated to be approximately $44 million. Rebuild activity is currently taking place in Franklin and Montgomery Townships. The buyers have agreed to continue with this rebuild work.

"RCN's Central New Jersey system is a highly desirable cable system, with attractive demographics and higher video and data penetrations than the national average," said Steve Simmons. "Given RCN's success with high-speed data and digital cable in the areas which are already rebuilt, we are committed to aggressively completing the $44 million rebuild in the remainder of the system. I am very excited about working with these communities as we move forward."

Robert Nicholson, General Partner of Spectrum, said, "We are very pleased to be investing in the media and communications infrastructure in Central New Jersey and to be partnering with noted cable TV entrepreneur Steve Simmons."

As part of the recent amendment RCN successfully negotiated with its lenders, RCN obtained the ability to sell non-core assets, such as the Central New Jersey cable systems, and reinvest up to $250 million of the proceeds back into the business.

The transaction is subject to certain conditions, including receipt of consents and appropriate state and federal regulatory approvals. The purchase price is subject to certain adjustments based on minimum subscriber and EBITDA targets, and working capital items. In addition, RCN will be reimbursed for certain post-closing expenditures related to the ongoing rebuild of the system. The transaction is not subject to any financing conditions, and is structured as an asset purchase, with the buyer assuming certain liabilities related to the business.

Morgan Stanley served as the lead financial advisor to RCN on this transaction. Skadden, Arps, Slate, Meagher and Flom served as legal advisor.

About RCN
RCN Corporation (Nasdaq: RCNC) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia/Lehigh Valley, New Jersey, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets.

About Patriot Media and Communications
Patriot Media and Communications, LLC, is engaged in the buying and operating of cable television systems. Headed and partly owned by noted cable TV veteran Steve Simmons, it is dedicated to providing advanced services such as high-speed data and digital programming along with the very best of customer service to cable subscribers. The primary investor in Patriot is Spectrum Equity Investors, a private equity firm specializing in media and communications investments and which has capital under management of $3 billion.



RCN Forward-Looking Statements
Some of the statements made by RCN in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to, availability of financing, ability to obtain regulatory approvals, uncertainty relating to economic conditions, ability to attract and retain qualified management and other personnel, changes in government and regulatory policies, pricing and availability of equipment, materials, inventory and programming, our ability to meet the requirements in our franchise agreements, the number of potential customers in a target market, the completion of acquisitions or divestitures, acceptance of the Company's services, development and implementation of business support systems for provisioning and billing, the availability and success of strategic alliances or relationships, ability to overcome significant operating losses, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the industry, changes in the competitive environment in which RCN operates and ability to produce sufficient cash flow. Additional information concerning these and other important factors can be found in RCN's filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.

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